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                                 JON O.FULLERTON
                               12 SOUTH BLUFF ROAD
                          CHATTANOOGA, TENNESSEE 37419



                                  May 27, 1994



Mr.  Alain Viry
President and C.E.O.
Willcox & Gibbs, Inc.
530 5th Avenue
New York, New York 10036

In re: TERMS OF EMPLOYMENT


Dear Alain:

This letter sets forth the terms on which we have agreed I would become employed by Willcox & Gibbs, Inc. (the "Company").

DUTIES. I would be employed in a senior executive capacity as general counsel and would be in charge of all legal affairs of the Company. I would report directly to you, the members of the Office of the President, and the Board. I would be elected a Vice President of the Company at the next meeting of the Board. Upon my election as Vice President, the Company will enter an Officers' and Directors' Indemnity Agreement with me in the same form as those entered with other senior executive officers. My position in the Company would parallel that of the CFO. I would work in the Coral Gables, Florida area with travel as necessary.

COMPENSATION. My minimum base annual salary would be at the rate of $170,O00, subject to increase from time to time in the discretion of the Board. Base salary would be paid in installments in conformity with the Company's payroll periods. In addition to base salary, I would receive a minimum bonus for the balance of 1994 of $25,000, and a minimum bonus of three times my monthly salary for calendar year 1995 and thereafter, if the Company meets it's overall performance goals (which will be the same basis on which you qualify for a bonus). Bonuses would be paid on or before March 1 of each year.


C JOF53284 V1

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Mr. Alain Viry
May 27, 1994
Page 2


CAR AND CLUB DUES. In addition to the above, I would also receive a car allowance of at least $550 per month, plus payment by the Company of club dues for one club as we may mutually agree upon.

STOCK OPTION. I would receive a stock option with tandem SARs in 1994 of at least 30,000 shares (with such option to be granted at the time I am elected as a Vice President of the Company) exercisable at $6.50 per share or such higher per share price as the stock may be trading for on the date of grant. Such option shall be for nonrestricted shares, may be exercised in whole or in increments at any time during the 10-year period after its grant, and shall remain exercisable for such 10-year period even if my employment is terminated for any reason.

TERM AND TERMINATION. My employment will continue indefinitely subject to termination as outlined in this paragraph. Either I or the Company may terminate employment by no less than 30 days' written notice to the other. In the event the Company should terminate my employment by such notice on or prior to January 1, 1996, I shall be entitled to termination pay on the date of my termination in the amount of one year's base compensation, or $170,000. In the event my employment is terminated by the Company after January 1, 1996, I shall be entitled to termination pay on the date of my termination in the amount of six months' base compensation (computed using my base salary for the six months immediately preceding such termination). The above payments shall not apply if the Company terminates me for gross misconduct or fraud or if my termination is by reason of death, or disability continuing for more than six consecutive months.

HEALTH INSURANCE. No later than January 1, 1995, I shall be entitled to family medical coverage on the same basis as other employees at my level in the Company. There shall be no preexisting condition exclusion or waiting period on the health insurance to be provided by the Company on or prior to January 1, 1995. Between the date of my employment and January 1, 1995, the Company agrees to pay each month to me the cost of continuing my current family health coverage under COBRA, plus any tax costs to me of continuing my present coverage under COBRA.

OTHER FRINGE BENEFITS. I shall be entitled to participate in accordance with the terms of each plan in all other fringe benefit plans maintained by the Company, including life insurance and disability insurance and all employee benefit plans.

C JOF53284 V1

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Mr. Alain Viry
May 27,1994
Page 3


MOVING EXPENSES. The Company agrees to pay all reasonable moving and relocation expenses (including reasonable expenses of trips to search for housing) and travel expenses associated with moving my family to the Miami area and any temporary living and travel expenses (including weekend travel to visit my wife or for my wife to visit me) in connection with my work in the New York office or the Coral Gables office. In addition, the Company agrees to pay me the sum of $1O,000 on or before September 1, 1994 to cover miscellaneous non-itemized relocation expenses.

DEFERRED COMPENSATION. The Company agrees that I would participate in a non-funded deferred compensation plan at a level which would provide a minimum benefit of $3,000 per month for a period of ten years assuming I have remained in the employment of the Company until May 31, 2002. The payments from such plan would commence within 30 days after any termination of my employment. Vesting of this benefit would occur ratably by month over the period of my employment in the event my employment were terminated prior to May 31, 2002.

VACATION. As we have discussed, I ordinarily take four weeks of vacation per year and would continue to do so.

BAR DUES AND CONTINUING LEGAL EDUCATION EXPENSE. The Company agrees to pay my bar dues and reasonable continuing legal education expenses in order to keep my bar admissions current.

If the above is in conformity with our discussions, please sign a copy of this letter and return it to me. I would then be available on June 1, 1994 and would become an employee of the Company on that date to begin work and to assist with the move to the


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Mr. Alain Viry
May 27, 1994
Page 4


Coral Gables area. Of course, I will probably need to spend a few days in Chattanooga over the next month or so to finish winding things up.

I look forward to our association.


Very truly yours,
/s/ Jon O. Fullerton
Jon O. Fullerton

                             Agreed to and accepted this 31 day of May, 1994,
                                                     WILLCOX & GIBBS, INC.

                                                     By: /s/ Alain Viry
                                                        ----------------------
                                                        (Alain Viry) President
                                                        and C.E.O.